Exhibit 1.A.(3)(c)

                          SCHEDULE OF SALES COMMISSIONS

Please refer to the 'Sale of the Contract and Sales Commissions' section of the Registrant's prospectus (File No. 333-01031) for a complete description of sales charges and commissions.


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